Exhibit 99.h(51)

March 8, 2019

Each of the Borrowers listed on Appendix I hereto

One Madison Avenue

New York, NY 10010

Attention:  Laurie A. Pecha

RE:  Fifteenth Amendment to Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies registered under the Investment Company Act listed on Appendix I attached to the Loan Agreement referred to below (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on such Appendix I thereto (each such fund series, a “Fund”), a $250,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated June 10, 2009, by and among the Borrowers and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $250,000,000.00 dated March 11, 2016 (as amended, the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof and to further amend the Loan Documents as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of their respective Funds, and the Bank agree as follows:

I.                                        Amendments to Loan Documents

1.                                      Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Committed Line shall expire on March 6, 2020 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by a Borrower on behalf of such Fund as provided herein.”

2.                                      The Borrowers had previously informed the Bank that Credit Suisse Commodity ACCESS Strategy Fund, a series of Credit Suisse Commodity Strategy Fund, was terminated as a “Fund” under the Loan Documents effective June 6, 2018, and was accordingly terminated as a “Fund” for all purposes under the Loan Documents.

3.                                      Section I(5)(b) of the Loan Agreement is amended by deleting the words “Channel Center — CCB0900, One Iron Street, Boston Massachusetts 02210” in the first sentence of such Section and substituting in place thereof the words: “One Lincoln Street, Boston, Massachusetts 02111”.

4.                                      Section II(5)(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows: “(ii) if to the Bank, to Paul Koobatian, Vice President, or Fund Finance Department Head at M/S SFC0310, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111.”

5.                                      The Appendix I to each of the Loan Agreement and Note is hereby deleted in its entirety and the Appendix I attached hereto is substituted in each instance thereof.

6.                                      Each of (a) Exhibit A to the Loan Agreement and (b) the Note is hereby amended by deleting the words “Channel Center — CCB0900, One Iron Street, Boston Massachusetts 02110” in the first paragraph thereof and substituting in place thereof the words: “One Lincoln Street, Boston, Massachusetts 02111.”

7.                                      Exhibit B attached to the Loan Agreement is hereby deleted in its entirety and the Exhibit B attached hereto are substituted therefor.

II.                                   Upfront Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank on the date of this letter agreement a non-refundable fee equal to 0.05% of the Committed Line Amount, which fee shall be fully earned by the Bank upon the date of this letter agreement.

III.                                Miscellaneous

1.                                      Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.                                      Each of the Borrowers, for itself and on behalf of each of its respective Funds, represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, the Note and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust certificate or articles of incorporation or by-laws or other organizational documents of such Borrower or such Fund or any law, rule or regulation applicable to such Borrower or such Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or such Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.                                      Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts.

4.                                      This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is acceptable to you, please have an authorized officer of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name: Laurie Pecha
Title: Chief Financial Officer and Treasurer

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name: Laurie Pecha
Title: Chief Financial Officer and Treasurer

CREDIT SUISSE TRUST, on behalf of its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name: Laurie Pecha
Title: Chief Financial Officer and Treasurer

APPENDIX I

List of Borrowers and Funds

	Custodian	Specified Percentage

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of:
Credit Suisse Commodity Return Strategy Fund	SSB(1)	20%

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income Fund	SSB	20%
Credit Suisse Managed Futures Strategy Fund	SSB	20%
Credit Suisse Multialternative Strategy Fund	SSB	25%
Credit Suisse Strategic Income Fund	SSB	20%

CREDIT SUISSE TRUST, on behalf of:
Commodity Return Strategy Portfolio	SSB	20%

(1)  State Street Bank and Trust Company as custodian

EXHIBIT B5810

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN SERVICING UNIT telephone 617-662-8577 or 617-662-8588; fax 617-988-6677 email ais-loanops-csu@statestreet.com

FROM:	[BORROWER][ on behalf of [FUND]]
(Fund # ) (DDA # )

In connection with the letter agreement dated June 10, 2009 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $              .  Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.                                      This request is (check one):           Loan Advance            Paydown           Overnight Rollover

2.                                      The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default of Event of Default has occurred under the Agreement.

4.                                      All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

5.                                      Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

2

6.                                      The following amounts and statements are true in connection with any requested Loan:

(a) Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Indebtedness for borrowed money) of the Fund*	$
(iii) without duplication, the value of any segregated assets or assets otherwise subject to any pledge or other encumbrance	$
(iv) aggregate amount invested in subsidiaries of such Fund	$
(v) item (a)(i) less item (a)(ii) less item (a)(iii) less item (a)(iv)	$

(b) Specified Percentage of item (a)(v)	$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):	$

(d)         The aggregate outstanding principal amount of Indebtedness for borrowed money of the Fund (but including any loans under the Uncommitted Credit Facility, any overdrafts or loans from the Custodian) other than the Loans as of the date hereof

$

(e) Total Indebtedness for borrowed money ((c)(iv) plus (d)):	$

*      For purposes of calculating Adjusted Net Assets for any Fund, the amount of any liability included in liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

7.                                      The amount set forth in 6(e) above does not exceed the lesser of (a) the amount set forth in 6(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund, is a party or any law, rule or regulation applicable to such Borrower or Fund.

8.                                      The amount set forth in 6(c)(iv) above does not exceed the Committed Line Amount, and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount.

9.                                      The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

[BORROWER][, on behalf of [FUND]]

By:
Name:
Title
Date: